                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                               NATIONAL PRESTO
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                  INDUSTRIES
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

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

                       NATIONAL PRESTO INDUSTRIES, INC.
                         EAU CLAIRE, WISCONSIN 54703
                                APRIL 3, 1998


Dear Shareholder:

     Enclosed with this letter you will find the notice of our Annual Meeting of Stockholders, which will be held at our offices in Eau Claire on May 19, 1998.

     We sincerely hope that you will be able to be present to meet the management of your company, see the new products that will be displayed at the meeting, and cast your vote for the election of directors and against the stockholder proposal described in the proxy statement. If, however, you find that you are unable to attend the meeting in person, we urge that you participate by voting your stock by proxy. You may cast your vote by signing and returning the enclosed proxy card.

     On March 27, 1998, we mailed you our annual report for 1997, which contained a description of our business and also included audited financial statements for that year. Enclosed with this letter is a proxy statement which contains information regarding the annual meeting and the business to be conducted thereat.

     It is with great reluctance we announce that Walter G. Ryberg has decided not to stand for reelection to the Board. Walt ended his 37-year employment career with the company in 1983, when he retired as Vice President of Sales, and has served as Director for the past 15 years. This company owes him a deep debt of gratitude for his keen insight and sound business judgment, which he has so faithfully provided throughout his career. His guidance will be sorely missed by those of us who continue on the Board.

     Your directors have nominated Richard N. Cardozo, Ph.D., who is Carlson Chair in Entrepreneurial Studies, Director of the Center of Entrepreneurial Studies, and Professor of Marketing at the Carlson School of Management at the University of Minnesota, to fill the vacancy on the Board. If electd, we are confident Dick will bring creative insight and a unique business perspective to the Board.

     We are always pleased to hear from our shareholders, and if you cannot be present in person at the meeting, we would be happy to have your letters expressing your viewpoints on our products and business or to answer any questions that you might have regarding your company.





         /s/                                    /s/

             President                              Chairman

                      NATIONAL PRESTO INDUSTRIES, INC.
                           3925 North Hastings Way
                         Eau Claire, Wisconsin 54703

                    Notice of Annual Meeting of Stockholders


TO THE STOCKHOLDERS OF NATIONAL PRESTO INDUSTRIES, INC.:

     The Annual Meeting of Stockholders of National Presto Industries, Inc., will be held at the offices of the company, 3925 North Hastings Way, Eau Claire, Wisconsin 54703, on Tuesday, May 19, 1998, at 2:00 p.m., for the following purposes:

        (a) to elect two directors for three year terms ending in 2001 and until their successors are elected and qualified;

        (b) to consider and act upon a stockholder proposal as set forth in the proxy statement; and

        (c) to transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 11, 1998, will be entitled to vote at the meeting and any adjournment thereof.



                                          James F. Bartl
                                          Secretary


April 3, 1998

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS. PLEASE USE THE ENCLOSED ENVELOPE IN RETURNING YOUR PROXY.

                      NATIONAL PRESTO INDUSTRIES, INC.
                           3925 North Hastings Way
                         Eau Claire, Wisconsin 54703

                               PROXY STATEMENT

          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 1998


     The accompanying proxy is solicited by the Board of Directors of National Presto Industries, Inc. (the "Company"), for use at the annual meeting of stockholders to be held May 19, 1998 (the "Annual Meeting"), and any adjournment thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting and at any adjournment thereof. Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke that proxy; the proxy may be revoked by a later dated proxy or notice to the Secretary at the meeting.

     At the Annual Meeting stockholders will be asked to:

        (a) elect two directors for three year terms ending in 2001 and until their successors are elected and qualified;

        (b) consider and act upon a stockholder proposal as set forth in the proxy statement; and

        (c) transact such other business as may properly come before the meeting.


     Only stockholders of record as of the close of business on March 11, 1998, will be entitled to vote at the Annual Meeting. The approximate date on which this proxy statement and form of proxy were first sent or given to stockholders is April 3, 1998.

Shares voted as "withhold authority to vote for" as to directors will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting and as unvoted, although present and entitled to vote, for purposes of electing directors. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote as to the election of directors, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will be unvoted for purposes of electing directors.

               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Company has outstanding only common stock of which 7,354,981 shares were outstanding and entitled to vote as of the close of business on the record date, March 11, 1998. Each of the 7,354,981 outstanding shares of common stock is entitled to one vote.

     The following table sets forth, as of the record date, all persons known by the Company to be the beneficial owners of more than 5% of the outstanding common stock of the Company and such beneficial ownership by all officers and directors as a group:

           NAME AND ADDRESS OF             AMOUNT AND NATURE        PERCENT OF
           BENEFICIAL OWNER              OF BENEFICIAL OWNERSHIP   COMMON STOCK
           -------------------           -----------------------   ------------
           Maryjo Cohen                      2,005,400(1)(2)          27.3%
           3925 N. Hastings Way
           Eau Claire, WI 54703

           Melvin S. Cohen                     442,856 (1)(3)          6.0%
           3925 N. Hastings Way
           Eau Claire, WI 54703

           First Chicago NBD Corporation       396,786(4)              5.4%
           One First National Plaza
           Chicago, IL 60670

           Boston Partners Asset
           Management, L.P.                    375,000(5)              5.1%
           One Finiancial Center
           Boston, MA 02111

           All officers and directors
           as a group                        2,136,623(6)             29.1%


-------------------

(1) Includes 111,375 shares owned by the L. E. Phillips Family Foundation, Inc. (the "Phillips Foundation"), a private charitable foundation of which the named person is an officer and/or director and as such exercises shared voting and investment powers.

(2) Includes 1,669,664 shares held in a voting trust described in the section below captioned "Voting Trust Agreement," for which Ms. Cohen has sole voting power, and 224,096 shares owned by pension and retirement trusts of the Company or affiliates, and private charitable foundations (other than the Phillips Foundation) and family member trusts of which Ms. Cohen is a co-trustee, officer or director, and as such exercises shared voting and investment powers.

(Footnotes continued on next page)

(3) Includes 331,481 shares owned by pension and retirement trusts of the Company or affiliates, charitable trusts and private charitable foundations (other than the Phillips Foundation) of which Mr. Cohen is a co-trustee, officer or director, and as such exercises shared voting and investment powers. Does not include 874,231 shares held in a voting trust described in the section below captioned "Voting Trust Agreeement," for which Mr. Cohen holds voting trust certificates. Pursuant to the voting trust, Mr. Cohen does not have the power to vote or dispose of such shares.

(4) Based on January 30, 1998, 13G filing with the United States Securities and Exchange Commission.

(5) Based on February 9, 1998, 13G filing with the United States Securities and Exchange Commissison.

(6) Includes options for 1,000 shares currently exercisable by four officers under the National Presto Industries, Inc. 1988 Stock Option Plan.

     The information contained in the foregoing footnotes is for explanatory purposes only' and the persons named in the foregoing table disclaim beneficial ownership of shares owned by any trust for any other person, including family members, of which such persons are trustees or by any private charitable foundation of which such persons are directors or officers.

VOTING TRUST AGREEMENT

     The two individual beneficial owners listed in the foregoing table, and eight other persons comprising extended family members and related trusts, have entered into a voting trust agreement with respect to the voting of an aggregate of 1,669,664 shares of common stock of the Company. The voting trust agreement will terminate on December 4, 2009, unless sooner terminated by the voting trustee or unanimous written consent of all the parties to the voting trust agreement. The voting trustee under the agreement is Maryjo Cohen. Under the agreement, the voting trustee exercises all rights to vote the shares subject to the voting trust with respect to all matters presented for shareholder action.

                           NOMINEES AND DIRECTORS

     Two directors are to be elected at the Annual Meeting for a term of three years. The Articles of Incorporation and the Bylaws of the Company provide for six directors, divided into three classes of two members each. At each annual meeting, successors of the class whose term of office expires in that year are elected for a three-year term. The two nominees who receive the highest number of votes will be elected directors of the Company for the three-year term commencing at the Annual Meeting. The Board of Directors propose as nominees Mr. John M. Sirianni, Managing Director-Investments, Piper Jaffray, Inc., whose term expires at the meeting, and Mr. Richard N. Cardozo, Ph.D., Carlson Chair in Entrepreneurial Studies, Director of the Center of Entrepreneurial Studies, and Professor of Marketing at the Carlson School of Management at the University of Minnesota. Mr. Cardozo has held these positions for more than ten years.

                INFORMATION CONCERNING DIRECTORS AND NOMINEES

     The following table provides information as to the directors and nominees of the Company and the shares of common stock of the Company owned beneficially by each such person as of the record date for the meeting:


                                 PRINCIPAL OCCUPATION;                 DIRECTOR'S        SHARES         PERCENT
                                  BUSINESS EXPERIENCE      DIRECTOR     TERM TO        BENEFICIALLY       OF
      DIRECTOR            AGE         PAST 5 YEARS           SINCE      EXPIRE           OWNED(1)        CLASS
      -------             ---    ---------------------     --------    ---------     ---------------    -------
John M. Sirianni*         39     Managing Director-          1992        1998             500             (2)
3602 Timber Trails Court         Investments, Piper
Eau Claire, WI 54701             Jaffray Inc.

Richard N. Cardozo*       62     Carlson Chair in               -           -               -              -
1007 Pine Tree Trail             Entrepreneurial Studies/
Stillwater, MN 55082             Professor of Marketing,
                                 University of Minnesota

James F. Bartl            57     Secretary and               1995        1999          57,462(3)          (2)
3925 N. Hastings Way             Resident Counsel
Eau Claire, WI 54703             of the Company

Michael J. O'Meara        47     Chairman of the Board,      1996        1999             100             (2)
2720 Golf Road                   People's National Bank,
Eau Claire, WI 54701             Eau Claire, Wisconsin(4)

Melvin S. Cohen           80     Chairman of the             1949        2000         442,856(3)(5)      6.0%
3925 N. Hastings Way             Board of the
Eau Claire, WI 54703             Company

Maryjo Cohen              45     President and Chief         1988        2000       2,005,400(3)(6)(7)  27.3%
3925 N. Hastings Way             Executive Officer
Eau Claire, WI 54703             of the Company




--------------------
* Nominee

(1) Unless otherwise indicated, each director has sole voting and investment powers for all shares beneficially owned.

(Footnotes continued on next page.)

(2) Represents less than 1% of the outstanding shares of common stock of the Company.

(3) Includes 42,042 shares held by pension and retirement trusts of the Company or affiliates for which Messrs. Bartl and Cohen, and Ms. Cohen share voting and investment powers.

(4)  Mr. O'Meara is also a director of People's National Bank.

(5)  See footnotes 1 and 3 under Voting Securities and Principal Holders
     Thereof.

(6)  See footnotes 1 and 2 under Voting Securities and Principal Holders
     Thereof.

(7)  Ms. Cohen is the daughter of Mr. Cohen.


     Information contained in this proxy statement with respect to stock ownership was obtained from the Company's shareholder records, filings with governmental authorities, or from the named individual nominees, directors and officers. The persons identified in the foregoing table disclaim beneficial ownership of shares owned or held in trust for the benefit of members of their families or entities with which they may be associated.

     The Company has an Audit Committee but does not have a nominating or compensation committee. The Audit Committee consists of Messrs. Sirianni and O'Meara. During 1997, the Audit Committee held two meetings. The principal function of the committee is to review the annual financial statements of the Company prior to their submission to the Board of Directors. The Audit Committee also has authority to consider such other matters in relation to the internal and external audit of the Company's accounts and in relation to its financial affairs as the committee may determine to be desirable. The Audit Committee members reviewed and ratified the nature and extent of the services to be provided by Grant Thornton LLP, including services rendered in 1997, the costs and fees for such services and the effect of such fee arrangements on the independence of the auditors. During 1997, there were two Board of Directors meetings. Directors of the Company, other than those who are also executive officers, currently receive $1000 for each Board and $275 for each Audit Committee meeting attended. Executive officers are not compensated for services as Board members.


                EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning annual compensation paid by the Company to the Company's chief executive officer and each of the highest paid executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1997.

                         SUMMARY COMPENSATION TABLE

                                                             ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY      BONUS    COMPENSATION(1)
---------------------------   ----   --------   --------   ---------------
Melvin S. Cohen               1997   $107,200   $ 23,525        $   -0-
  Chairman of the Board       1996    107,200     48,525            -0-
                              1995    107,200     61,800            -0-

Maryjo Cohen                  1997   $ 64,000   $206,000        $1,600
  President, Chief Executive  1996     64,000    196,000         1,500
  Officer and Director        1995     64,000    196,000         1,500

James F. Bartl                1997   $ 44,600   $160,400        $1,600
  Secretary, Resident Counsel 1996     44,600    150,400         1,500
  and Director                1995     44,600    140,400         1,500

Donald E. Hoeschen            1997   $ 37,204   $109,000        $1,368
  Vice President-Sales        1996     31,370     99,000            -0-
                              1995     31,370     89,000         1,054

Richard F. Anderl             1997   $ 45,000    $75,000        $1,150
  Vice President-Engineering  1996     45,000     70,000         1,100
                              1995     45,000     65,000         1,050


--------------------
(1) The amounts shown in this column are matching contributions made by the Company for executive officers participating in its 401(k) Plan.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                                         Potential Realizable
                                                                           Value at Assumed
                                                                            Annual Rates of
                                                                              Stock Price
                                                                           Appreciation for
                        Individual Grants                                     Option Term
(a)                   (b)          (c)             (d)        (e)           (f)      (g)
---------------------------------------------------------------------     -----------------
                    NUMBER
                      OF
                  SECURITIES    % OF TOTAL
                  UNDERLYING     OPTIONS        EXERCISE
                   OPTIONS     GRANTED TO       OR BASE
                   GRANTED      EMPLOYEES        PRICE     EXPIRATION
NAME                 (#)      IN FISCAL YEAR     ($/SH)       DATE        5% ($)    10% ($)
----                 ---      --------------     ------       ----        ------    -------
Donald E. Hoeschen  2,500         50%            36.875      5/20/07      150,164   239,111




                AGGREGATE OPTION EXERCISE IN LAST FISCAL YEAR

                      AND FISCAL YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                    OPTIONS AT                IN-THE-MONEY OPTIONS
                      SHARES                     FISCAL YEAR-END (#)         AT FISCAL YEAR-END ($)
                    ACQUIRED ON     VALUE        -------------------         ----------------------
     NAME           EXERCISE(#)  REALIZED($)  EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
------------------  -----------  -----------  -------------------------    -------------------------
Richard F. Anderl      -0-          -0-              250 / 250                     - / -(1)

Donald E. Hoeschen     -0-          -0-             250 / 2,250                  672/ 6,048

--------------------------------
(1) No in-the-money options.

PENSION PLAN

     The Company maintains a qualified defined benefit pension plan (the "Plan") in which executive officers of the Company (other than Mr. Cohen) participate. Upon retirement, participants may elect one of the Plan's payment options, including an annuity or lump sum distribution. A participant's remuneration covered by the Plan is his or her average compensation for the highest five consecutive calendar years of service, or in the case of a participant who has been employed for less than five full calendar years, the average is based upon the number of completed years of employment with the Company. It is estimated that the executive officers listed above (excluding Mr. Cohen, who received a lump sum pension distribution in 1988) will receive at their normal retirement date (age 65) a maximum annual benefit of $30,000 or an estimated lump sum distribution of $230,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As described below in the report on executive compensation, members of the Board of Directors determine the compensation of the executive officers of the Company. This includes the compensation of those executive officers who also serve as directors, namely, Melvin S. Cohen, Chairman of the Board, Maryjo Cohen, President and Chief Executive Officer, and James F. Bartl, Secretary and Resident Counsel. The Company's chief executive officer and other executive officers who also serve on the Board of Directors do not participate in any decisions regarding their own compensation.

     Executive officers of the Company, including Messrs. Cohen and Bartl and Ms. Cohen, also serve as directors and executive officers of the Company's subsidiaries. Mr. Sirianni is a Managing Director- Investments of Piper Jaffray Inc. The Company has purchased marketable securities during 1997 in transactions through brokerage firms, including Piper Jaffray Inc.

     The Company expects to continue to utilize the brokerage services of Piper Jaffray Inc., during 1998. The Company believes that the terms and conditions of its relationship with Piper Jaffray Inc. are as favorable as those that could have been obtained from other entities providing similar services.

BOARD REPORT ON EXECUTIVE COMPENSATION

     Decisions on executive compensation are made by the Board of Directors. There is no separate compensation committee. Salaries and bonus compensation are reviewed annually at or near the end of the Company's fiscal year.

     Historically the Company has maintained salaries at a level that is considered to be below salaries for executives of comparable companies. This provides a more conservative approach to base compensation if the Company experiences significant adverse operating results that the Board of Directors believes should result in a reduction in total compensation. Salaries historically have been supplemented by amounts characterized as bonus compensation, which is paid in cash as described in the above table. The Board considers; however, salaries and bonuses together to determine if total compensation, irrespective of how characterized, is reasonably related to the services provided.

     The Company has not relied upon stock incentives as a principal part of its compensation program for its executives. However, the Company has made available stock purchase arrangements for executive officers. The last such arrangement for any of the executive officers named in the foregoing table was in 1997.

     The Board believes that the total salary and bonus compensation paid to its executives is appropriate in relationship to the size and nature of the Company's business, total compensation of other executives of similar businesses, the longevity of such officers' service with the Company, the limited number of senior executives employed by the Company and the results that have been achieved by its management group (bonuses are not based upon a percentage or other formula utilizing revenues, income or other financial data as predicates). No compensation or other consultant has been retained by the Board to evaluate executive compensation. The Board does consider; however, data generally made available on executive compensation by such organizations.

     The Company has utilized the salary and discretionary bonus approach described above for more than 25 years and no change in this compensation approach is currently being considered. Because of their substantial stock ownership, the interests of Mr. Cohen and Ms. Cohen, the Company's two senior officers, are substantially related to the interests of all stockholders. Mr. Bartl also has material stock interests in relation to his compensation level. Further, stock-based compensation is not deemed by the Board to be necessary or appropriate.

     The basis for the compensation of Ms. Cohen as President and Chief Executive Officer is determined in the same manner as the compensation for the other executive officers. In May 1994, Ms. Cohen, who has been a full-time employee of the Company since 1976, an officer since 1983, and President since 1989, assumed the added responsibilities of Chief Executive and Financial Officer. As noted in the foregoing table, there was an increase in total compensation in 1997 for Ms. Cohen, which was attributed to her overall performance on behalf of the Company. The Board considered, in establishing Ms. Cohen's compensation, her demonstrated competence over many years, the scope of responsibilities assumed and her expertise in a variety of significant niches within the business. No specific weight was assigned to any of these factors and, as in the case of other executives, no formula is utilized for determining bonus compensation.

     In 1993, Section 162(m) of the Internal Revenue Code was adopted which, beginning in 1994, imposes an annual deduction limitation of $1.0 million on the compensation of certain executive officers of publicly held companies. The Board of Directors does not believe that the Section 162(m) limitation will materially affect the Company in the near future based on the level of the compensation of the executive officers. If the limitation would otherwise apply, the Board of Directors could defer payment of a portion of the bonus to remain under the $1.0 million annual deduction limitation.

     Submitted by the Company's Board of Directors:

          Melvin S. Cohen        James F. Bartl           Walter G. Ryberg
          Maryjo Cohen           Michael J. O'Meara       John M. Sirianni

PERFORMANCE GRAPH

     In accordance with regulations, the Company is including in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with the Standard and Poor's 500 Composite Index (the "S&P 500 Index") and an index of ten (10) electrical appliance manufacturers created by Bridge Information Systems, Inc. (the "Bridge Index").(1) The Board of Directors has approved use of the Bridge Index, even though only three of the ten companies included may be fairly regarded as engaged in a business competitive to that of the Company, with only one of a comparable size in terms of sales volume. A list of companies comprising that index is included in the graph below.


            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
       NATIONAL PRESTO INDUSTRIES, INC., S&P 500 INDEX AND BRIDGE INDEX


                                   [GRAPH]


                                      -----------------------------------------
                                                    DECEMBER 31,
-------------------------------------------------------------------------------
                                      1992   1993   1994   1995   1996   1997
-------------------------------------------------------------------------------
National Presto Industries, Inc.      100.0   94.8   85.2   85.6   84.4   94.2
-------------------------------------------------------------------------------
S&P 500 Index                         100.0  109.8  111.3  153.1  188.8  252.0
-------------------------------------------------------------------------------
Bridge Index                          100.0  131.4  113.7  113.4  188.4  164.1
-------------------------------------------------------------------------------

Assumes $100 invested on December 31, 1992, in National Presto Industries, Inc. Common Stock, the S&P 500 Index' and the Bridge Index. Total return assumes reinvestment of dividends.

(1) BRIDGE INDEX COMPANIES: Craftmade International, Inc., Dynamics Corporation of America, Maytag Corporation, National Presto Industries, Inc., Royal Appliance Mfg. Co., Singer Company, N.V., Sunbeam Corporation, Toastmaster, Inc., Whirlpool Corporation, Windmere Durable Holdings Inc.

              STOCKHOLDER PROPOSAL ON SALE OR MERGER OF COMPANY


Management has been advised that Ms. Joyce A. Sample, 120 Nassau Road, Lancaster, PA 17602, owner of 100 shares of the Company's Common Stock intends to present the following proposal at the Annual Meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of a majority of the votes present or in person by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE FOLLOWING PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL.

"RESOLVED, that the shareholders of National Presto Industries present or voting by proxy at the 1997 annual shareholder meeting hereby recommend to the Board of Directors that such Board initiate and complete the steps necessary to achieve a sale, merger or other restructuring of National Presto on terms that will enhance, maximize and realize shareholder value as promptly as possible."

SUPPORTING STATEMENT OF PROPONENT

"I believe the value that may be achieved for stockholders of National Presto by a sale, merger or other restructuring is significantly greater than the current market price of our stock. Therefore, it should be deemed appropriate that an investment banker be retained to explore the possible methods to immediately enhance shareholder value.

This proposal was submitted to management prior to December 5, 1997. Please consider the following financials:

    1. The tangible book value as of September 30, 1997 was $32.76. That value consisted of $212,892,000 of cash and marketable securities or $28.95 per share offset by no long term debt. Third quarter working capital is $222,572,000 or $30.27 per share.

    2. The market price of the common stock on November 28, 1997 was $39.19 per share.

    3. Standard and Poor's states in their October eighteenth report that a $10,000 investment in National Presto five years ago is worth $8,459. This anemic performance was also elaborated upon in the 1996 proxy statement. One hundred dollars invested in Presto on December 31, 1991 was worth $73.40 on December 31, 1996. Whereas the same amount invested during the same time period in the S&P 500 finished at $203.20. The "Bridge Index" finished at $136.40.

    4. The return on equity has averaged a meager 8.6% over the last five years.

    5. Earnings were $4.98 for 1991 and finished at $2.00 for 1996. Even more evident of the non-performance, is over the same time period non-operating earnings as a percent of total pre-tax income has grown from sixteen percent to thirty six percent.

    6. Sunbeam Corporation is a company contained in the "Bridge Index", which management has chosen as a comparable. It should be noted that Sunbeam is selling in the marketplace as of November 30, 1997 at fifteen times tangible book value, eleven times working capital and thirty-three times projected earnings. Sunbeam is being perceived as a "growth" company. What would Presto's market price be if it had similar ratios?

    7. Maryjo Cohen has received a bonus in each of the last three fiscal years at a rate of almost three times her salary. James F. Bartl's bonus during the same period has averaged over thrice his salary.

Our Company is selling in the marketplace for 1.3 times working capital. This places little value upon the business franchise of Presto products. Perhaps this is due to the meager operating profits that have been and are being generated. It would appear management has been unable to substantially grow shareholder equity by way of corporate earnings. IT IS TIME TO EXPLORE OTHER AVENUES."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO PROPOSAL

THE BOARD OF DIRECTORS OPPOSES THE FOREGOING PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" THE PROPOSAL FOR THE FOLLOWING
REASONS:

    1. The proposal offered is not, in your Board's judgment, in the best interest of the Company and its stockholders.

         The proponent owns 100 shares of National Presto Industries, Inc. stock, which she purchased on November 6, 1996. On March 1, 1998, that holding represented the equivalent of .00135 percent of the outstanding shares, worth $3,893.75. As a measure of comparative interest in the Company's destiny and well-being, it is interesting to observe that as of March 1, 1998, the Directors, in aggregate, owned or controlled 2,133,805 shares, worth $83,085,032, with the vast bulk of these shares having been held long term.

         The Board believes the adoption of the proposal could seriously prejudice the financial interests of stockholders. For example, approval of the proposal could severely damage long term relationships with the Company's principal customers, and create competitive disadvantages for the Company in the marketplace. Key customers might become concerned about the continuity of supply of products, which could provide an open invitation for competitors to step in and take away existing business. Approval of the proposal could generate negative reactions from both suppliers and employees. In today's highly mobile labor market, worries about the future stability of an organization can trigger unrest, and can lead to loss of key employees. Realization of one or a combination of these factors could result in severe economic consequences.

         Most importantly, your Board believes it can only function effectively when strategic planning is conducted confidentially. Illustratively, should it become apparent to the Board in the future that disposing of the Company's assets through sale or merger would be a wise course of action, exploration could proceed without disturbing ongoing valuable relationships. In this way, plans can be developed discreetly, without the fear of adverse publicity or disruptions of the public market for the Company's stock. The Board intends to continue its practice of diligently evaluating and pursuing alternatives to enhance stockholder value.

    2. The Company's operating performance is generally on par or better compared to others in the industry.

         During the mid-1990's, including 1996 and 1997, the durable housewares industry has suffered difficult business conditions, largely resulting from ever increasing concentration of power in a handful of dominant retailers. Such dominance has enabled these retailers to withstand price increases attributable even to inflation, demand added distribution services without compensation, dictate product design, insist upon random promotions, etc.

         This condition is well recognized and has been widely commented upon in relationship to the (a) recent announcements by Rubbermaid, Inc., which is taking its second significant restructuring charge in two years, (b) reported declines in calendar year fourth quarter earnings by West Bend, owned by Premark International, (-15%) and Rival Co. (-13.5%), and (c) the January, 1998 announcement by Black & Decker Corp. that it would sell off its household products division to eliminate the drag this business segment has been on overall corporate earnings. Anticipation of the Black & Decker strategy and its subsequent announcement were enthusiastically greeted by investors, resulting in an immediate increase in stock value.

         National Presto Industries, Inc. is facing and reacting to the same challenges impacting its competitors. Your Board has formulated a generalized plan to overcome those challenges and capitalize upon existing opportunities. That plan was discussed generally in the 1996 Annual Report, which stressed that the small appliance business will not be forsaken unless and until it is clear that a niche cannot be developed which will permit the elevated return this Company has historically enjoyed. That plan promised attention will be directed toward identifying a business category or categories where employee skills and assets, monetary and other, can be profitably employed.

         The Board of Directors is not satisfied with the results achieved to date. Efforts are ongoing to achieve greater improvement in future bottom line results. Nevertheless, as can be seen from the chart below, your Company's operating earnings, net earnings and gross margins continue to be as good or better than others in its industry.



             1997 COMPARATIVE FINANCIAL DATA - SMALL APPLIANCE INDUSTRY


                                         Sales          Gross Margins          Operating Earnings         Net Earnings
                                         $(000)      $(000)     %of Sales    $(000)     % of Sales    $(000)      %of Sales
                                      ----------  ----------    ---------   --------    ----------   --------     ---------
         National Presto Industries   $  109,540  $   35,541      32.4      $ 12,204       11.1      $ 16,982       15.5
         Black and Decker*             4,940,500   1,771,300      35.9       489,300        9.9       227,200        4.6
         Sunbeam                       1,168,000     330,500      28.3       199,700       17.1**     110,000        9.4
         Toastmaster                     154,347      28,882      18.7         6,213        4.0         1,890        1.2
         Premark (West Bend)*          2,406,830     881,053      36.6       178,504        7.4       103,802        4.3
         Hamilton Beach/Proctor
           Silex  (NACCO)                423,100       No Information         23,300        5.5         9,200        2.2
         Windmere                        261,885      64,378      24.6        14,029        5.4        19,835        7.6
         Rival***                        379,798      94,131      24.8        23,553        6.2         7,978        2.1
         Signature Brands****             90,365      26,977      29.9         7,786        8.6         1,225        1.4


         *    Includes products other than housewares
         ** A restructuring occured in 1996 which may have served to amplify this figure
         ***  12 months ended 12/31/97 - Fiscal year is June 30
         **** 3 months ended 12/28/97 - Fiscal year is September 30

         Nor can the Company's unparalleled dividend record be ignored. With payment of the March, 1998 dividend, the Company will have paid dividends for 54 consecutive years and in each of the past 45 years the dividend rate has either equaled or surpassed prior distributions.

         When the Company's performance is compared with others in its industry, it becomes apparent that its market price does not reflect management inadequacies, where an appropriate cure might be an "auction-like" sale of the Company as proposed, which has proven successful as applied to given companies, operating in healthy industries.

    3. The following matters in the proponent's supporting statement should be clarified.

         (a)  Company performance in 1991 compared to 1996.

              Successful new products are the key to growth and bottom line performance in the small appliance industry where generally the high volume marketing life of a successful new product lasts no more than two to four years. This is particularly true in the case of National Presto which seeks to focus its innovative skills on particular market niches. The supporting statement compares Company performance in 1991 to the 1996 year. Unfortunately, it fails to mention that 1991 was a record year for earnings. The earnings record was generated by the rare occurrence of simultaneous marketing of two highly successful nationally televised products, the Presto(R) SaladShooter(R) slicer/shredder, and the Presto(R) TaterTwister(TM) electric curly cutter. On the other hand, as admitted in the 1996 Annual Report, that year's new product offerings did not meet with success, a not uncommon phenomenon in that 90% of new products, generally, are rejected by a fickle public. As a consequence, 1996 represented a modern low water mark for earnings.

         (b)  Reference to Sunbeam stock and its perception as a "growth"
              Company.

              Prior to "Chainsaw" Al Dunlap joining Sunbeam in 1996, its stock was languishing in the marketplace. Following the announcement that Dunlap would be joining Sunbeam, because of his reputation as a turnaround specialist, the price of Sunbeam stock made a significant advance. Recently, when rumors circulated that Dunlap was leaving Sunbeam, the stock suffered a sharp decline.
              It is readily apparent from these events, supported by commentary from industry analysts, that Sunbeam is viewed by the marketplace as a "turnaround situation" based on Al Dunlap's record and reputation and not as a "growth" Company. Only the passage of time will answer whether a turnaround indeed occurs.

         (c) Reference to bonus payments as a multiple of base salary for two officers of the Company.

              These comments in the supporting statement taken at face value can be misleading. Total compensation of your Company's executives is comprised of two segments, base salary and bonus. The Company has historically maintained base salaries at a level that is considered to be below salaries for executives of comparable companies. These base salaries have regularly been supplemented by amounts characterized as bonus compensation which is paid at the end of each year as a lump sum cash payment. The Board considers salary and bonus together for purposes of determining if total compensation, irrespective of how characterized, is reasonably related to the services provided. This technique provides a more conservative approach to compensation, should the Company experience significant adverse operating results that the Directors believe should result in a reduction in total compensation.

             The charts below compare 1996 executive level compensation for the two positions mentioned with executives in other companies in the small appliance industry. As can be readily seen, total base salary and bonus compensation for the two Company executives falls below that granted to the other companies with but a single exception. Based on this information it is clear that Company executives are not excessively compensated.


                     COMPARATIVE 1996 COMPENSATION - SMALL APPLIANCE INDUSTRY
                                    CHIEF EXECUTIVE OFFICER

                Company                     Salary         Bonus          Other        Total**
                -------                     ------         -----          -----        -------
         National Presto Industries*       $ 64,000      $ 196,000     $    1,500     $  261,500
         Rival***                           270,000         28,337         11,948        310,285
         Toastmaster                        290,698             --         56,899        347,597
         Signature Brands***                302,918         68,028             --        370,946
         Sunbeam                            507,054             --             --        507,054
         NACCO (Hamilton Beach)             358,450        170,500         91,426        620,376
         Windmere                           881,280        192,200          2,357      1,075,837
         Premark (West Bend)                579,359        780,000             --      1,359,359
         Black and Decker                   900,000      1,422,000      2,894,345      5,216,345

                               VICE PRESIDENT - SECRETARY - GENERAL COUNSEL****

                Company                     Salary         Bonus          Other        Total**
                -------                     ------         -----          -----        -------
         National Presto Industries        $ 44,600      $ 150,400     $    1,500     $  196,500
         Black and Decker                   315,000        200,000         28,761        543,761
         Premark (West Bend)                270,000        243,000             --        513,000
         Windmere                           252,884         54,962          2,609        310,455
         Sunbeam                            272,112             --             --        272,112
         Toastmaster                        167,793             --         18,802        186,595

         *    Ms. Cohen performs without a Chief Operating Officer or Executive
              Vice President, two highly paid  offices customarily employed by competitors.
         **   Does not include value of stock options.
         ***  1997 fiscal compensation
         **** Named companies were the only ones that provided data for this position.

FOR THE REASONS STATED ABOVE, THE COMPANY'S BOARD OF DIRECTORS BELIEVES THAT THE STOCKHOLDER PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     Grant Thornton LLP, Certified Public Accountants, were the independent accountants for the Company during the year ended December 31, 1997, and have been selected by the Audit Committee to be independent accountants for the Company during the fiscal year ending December 31, 1998. The Audit Committee meets with representatives of Grant Thornton LLP to review their comments and plans for future audits. It is not anticipated that any representative of such auditing firm will be present at the Annual Meeting of Stockholders.

                                OTHER MATTERS

     The cost of preparing, assembling and mailing this proxy statement, the notice and form of proxy will be borne by the Company. The management has made no arrangement to solicit proxies for the meeting other than by use of mail, except that some solicitation may be made by telephone, facsimile, or personal calls by officers or regular employees of the Company. The Company will, upon request, reimburse brokers and other persons holding shares for the benefit of others in accordance with the rates approved by the New York Stock Exchange for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's stock to give proxies.


     The Board of Directors knows of no other matters to be brought before this Annual Meeting. If other matters should come before the meeting; however, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.



     NATIONAL PRESTO INDUSTRIES, INC., FORM 10-K ANNUAL REPORT, ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED, WITHOUT CHARGE, UPON WRITTEN REQUEST TO JAMES F. BARTL, SECRETARY, NATIONAL PRESTO INDUSTRIES, INC., 3925 NORTH HASTINGS WAY, EAU CLAIRE, WISCONSIN 54703. COPIES OF EXHIBITS TO FORM 10-K MAY BE OBTAINED UPON PAYMENT TO THE COMPANY OF THE REASONABLE EXPENSE INCURRED IN PROVIDING SUCH EXHIBITS.

                            SHAREHOLDER PROPOSALS

     Any proposal intended to be presented for action at the 1999 Annual Meeting of Stockholders of the Company (the "1999 Annual Meeting") by any stockholder of the Company must be received by the Secretary of the Company at 3925 North Hastings Way, Eau Claire, Wisconsin 54703, not later than
December 4, 1998, in order for such proposal to be included in the Company's Proxy Statement and Proxy relating to the 1999 Annual Meeting. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and Proxy relating to the 1999 Annual Meeting any stockholder proposal which does not meet all of the requirements for such inclusion at the time in effect.


                                BY ORDER OF THE BOARD OF DIRECTORS
                                James F. Bartl, Secretary

PRESTO
===============================================================================

-------------------------------------------------------------------------------



NOTICE OF
ANNUAL
MEETING
AND
PROXY
STATEMENT


ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 1998


Please sign and return the enclosed proxy card promptly.


NATIONAL PRESTO INDUSTRIES, INC.
EAU CLAIRE, WISCONSIN  54703


-------------------------------------------------------------------------------

NATIONAL PRESTO                                                         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
INDUSTRIES, INC.   PROXY                                       The undersigned hereby appoints Melvin S. Cohen  and Maryjo Cohen,
 Eau Claire, Wisconsin 54703                                   and each of them jointly and severally as proxies, with the power to
 Telephone (715) 539-2119                                      appoint substitutes, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of National
                                                               Presto Industries, Inc. held of record by the undersigned on March
                                                               11, 1998, at the Annual Meeting of Stockholders to be held on May 19,
                                                               1998, and any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" BOTH NOMINEES.
1. ELECTION OF DIRECTORS           FOR both nominees listed below            WITHHOLD authority to vote
                                  (except as marked to the Contrary below) [ ]      for both nominees listed below [ ]

                         JOHN M. SIRIANNI                             RICHARD N. CARDOZO

         (INSTRUCTIONS: To vote against any individual nominee write that nominee's name in the space provided below.)

------------------------------------------------------------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 2.
2. Stockholder proposal regarding sale or merger of the company.
                          [ ] For                [ ] Against               [ ] Abstain
3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
                                                                                   (Continued, and to be signed, on the other side)





This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" both nominees specified in Item 1 and "AGAINST" Item 2.

                                                                               Please sign exactly as name appears below
                                                                               -----------------------------------------
                                                                               When shares are held by joint members, both should
                                                                               sign. When signing as attorney, as executor,
                                                                               administrator, trustee, or guardian, please give full
                                                                               title as such. If a corporation, please sign in full
                                                                               corporate name by President or other authorized
                                                                               officer. If a partnership, please sign in partnership
                                                                               name by authorized person.

                                                                                    DATED ___________________________________, 1998



                                                                               -----------------------------------------------------
                                                                               Signature
---------------------------------------------
PLEASE MARK SIGN, DATE AND RETURN THE PROXY
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.                                     -----------------------------------------------------
---------------------------------------------                                  Signature if held jointly